Exhibit 10.1

ENTERPRISE FINANCIAL SERVICES CORP.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), is made by and between PETER F. BENOIST (the "Executive") and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the "Company"), on this 24th day of September, 2008 (the "Execution Date") to be effective as of May 1, 2008 (the "Effective Date").

     WITNESSETH:

     WHEREAS, Executive was elected by the Board of Directors of the Company to serve as the Company's President and Chief Executive Officer, and the Company desires to continue to employ Executive on the terms, covenants and conditions hereinafter set forth in this Agreement.

     NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements set forth in this Agreement, the Company and Executive agree as follows:

     1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive for the Employment Term as hereafter defined.

          1.1 Title and Duties. During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties as the Board of Directors (the “Board”) of the Company may from time to time specify to the extent that such other duties are consistent with such corporate office and position. Without limiting the foregoing, if elected or appointed, Executive shall hold such offices and serve on the Board of Directors of Affiliates of the Company as determined by the Company, without any additional compensation for additional services rendered in such capacities. Executive shall comply with all policies and procedures of the Company and its Affiliates generally applicable to executive employees.

          1.2 Location. The duties and responsibilities Executive is to perform under this Agreement shall be applicable to any location at which the Company or its Affiliates may be conducting business during the Employment Term. Executive may be required from time to time to perform his duties on an occasional basis at such other places as the CEO or the Board shall designate or as the interests or business opportunities of the Company and its Affiliates may require; provided, however, that without Executive’s consent, the Executive shall not be required to relocate his primary residence from the St. Louis, Missouri metropolitan area.

          1.3 Acceptance and Devotion to Duties. Executive hereby accepts such employment and agrees that during the Employment Term he will devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities to the Company and its Affiliates; provided, however, Executive shall be permitted to engage in civic and charitable activities and personal financial matters to the extent that such activities do not conflict with or interfere with Executive’s performance of his duties under this Agreement. Executive will use his best good faith efforts to promote the success of the business of the Company and its Affiliates, and will cooperate fully with the Board of the Company and its Affiliates in the advancement of their best interests. If elected, Executive will agree to serve as a member of the Board of the Company and its Affiliates, without additional compensation.

     2. Term of Employment. Except as otherwise provided herein, the initial term of Executive's employment shall be for a period commencing on the Effective Date and ending on December 31, 2013 (the “Initial Term”). The term of Executive's employment shall be automatically extended for successive one (1) year periods beginning on January 1 and ending on December 31 (each a “Renewal Term”) upon the same provisions for Base Salary and Targeted Bonus (as provided below) unless either the Company or Executive provides written notice (“Non-Renewal Notice”) to the other party at least ninety (90) days prior to the expiration of the Initial Term or then current Renewal Term, as applicable, that the term of this Agreement will not be renewed. The term during which Executive is an employee of the Company, including any Renewal Term, is referred to as the “Employment Term.” Notwithstanding the expiration of the Employment Term or such later termination of Executive's employment with the Company, the obligations of Executive under Sections 7, 8 and 9 of this Agreement shall survive the termination of Executive’s employment with the Company and its Affiliates.

     3. Compensation of Executive.

          3.1 Base Salary. During the Employment Term, the Company shall pay to the Executive as compensation for the services to be performed by the Executive a base salary at the rate of $425,000.00 per year (the "Base Salary") commencing and retroactive to the Effective Date. The Base Salary shall be payable in installments in accordance with the Company's normal payroll practice and shall be subject to such withholdings and other ordinary employee withholdings as may be required by law. The Base Salary may be adjusted from time to time in the sole discretion of the Board, but shall not be reduced without the consent of Executive.

          3.2 Targeted Bonus. In addition to the compensation set forth elsewhere in this Section 3, for each year during the Employment Term, the Executive shall qualify for a targeted annualized bonus (“Targeted Bonus”) based upon meeting established targeted goals with respect to the Company and/or its Affiliates.

          (a) No later than the Company’s January Board meeting in 2009 and in each subsequent year during the Employment Term, the Board or the Compensation Committee of the Board ("Committee") to which such authority has been delegated shall establish (in consultation with the Executive) certain targeted financial and operating goals (“Bonus Objectives”) for that calendar year, which may include specific goals such as consolidated return on equity, asset quality and performance of the Company's wealth management services and/or specific goals for Affiliates of the Company. Performance Levels will be set at Threshold, Target and Exceptional for each Bonus Objective, and the Board or the Committee shall designate (in consultation with the Executive) what portion of the total Targeted Bonus shall be associated to the achievement of each Bonus Objective and the requisite Performance Level for each Bonus Objective. The established financial Bonus Objectives shall be consistent with the financial plan for the Company and its Affiliates as adopted by the Board and/or the respective board or management of the Company's Affiliates.

          (b) Within 75 days after the end of each calendar year (beginning with 75 days following calendar year 2008), the Board or the Committee shall make a good faith determination as to the extent to which Performance Levels for each Bonus Objective have been met for the preceding calendar year.

          (c) For each year during the Employment Term, Executive shall be entitled to a Targeted Bonus of 36% of the then applicable Base Salary for the year for overall performance at Threshold, 53% of the then applicable Base Salary for the year for overall performance at Target and no less than 70% of the then applicable Base Salary for the year for overall performance at Exceptional as determined by the Board or the Committee. The amount of Targeted Bonus applicable for any year shall be interpolated on a straight line basis for performance between Threshold and Target, and for performance above Target the amount of Targeted Bonus shall be interpolated on a straight line basis between Target and Exceptional. No Targeted Bonus shall be due for performance below Threshold. Executive shall also be eligible to receive such other bonuses or incentive payments as may be approved by the Board (or the Committee to which the Board has delegated such authority).

          (d) For the 2008 fiscal year of the Company, Executive shall receive a Targeted Bonus of $223,333 upon achieving a Performance Level for 2008 at Target, $157,000 upon achieving a Performance Level for 2008 at Threshold and $292,500 upon achieving a Performance Level for 2008 at Exceptional. The amount of Targeted Bonus applicable for the 2008 fiscal year for performance shall be interpolated on a straight line basis for performance between Threshold and Target, and for performance above Target the amount of Targeted Bonus shall be interpolated on a straight line basis between Target and Exceptional.

          3.3 Benefits. Executive shall be entitled to participate, during the Employment Term, in all regular employee benefit and deferred compensation plans established by each of Enterprise Bank (to the extent such participation is not restricted by the Internal Revenue Code of 1986 (the “Code”)) and the Company, including, without limitation, any savings and profit sharing plan, incentive stock plan, dental and medical plans, life insurance and disability insurance, such participation to be as provided in said employee benefit plans in accordance with the terms and conditions thereof as in effect from time to time and subject to any applicable waiting period. Executive shall also be entitled to four weeks of paid vacation during each year of the Employment Term, provided that any vacation not used in any year shall be forfeited and not carried over to any subsequent year. In addition to the foregoing benefits, the Company agrees (i) to provide during the Employment Term aggregate term insurance on Executive’s life equal to $1,000,000 payable to a beneficiary designated by Executive, provided that Executive qualifies for such coverage at normal published premium rates, and (ii) to provide (or reimburse Executive with respect to) supplemental disability income insurance such that the total combined disability income coverage available to employee from the Company and under policies maintained by Executive on which the Company reimburses Executive for the premiums is equal to $25,000 per month until Executive’s 65th birthday. Executive agrees that the cost of the foregoing supplemental insurance benefits shall constitute taxable benefits and be subject to such withholding taxes as may be required by law.

          3.4 Reimbursement of Expenses. The Company will provide for the payment or reimbursement of all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with the Company's expense reimbursement policy, as such may change from time to time. Without limiting the foregoing, the Company further agrees during the Employment Term (i) to reimburse Executive for monthly automobile expense by means of a $500 per month automobile allowance.

          3.5 Annual Review. The Committee shall, no less than annually, review the amount of Base Salary, Targeted Bonus, restricted stock units, and stock options awarded to Executive, and shall make recommendations to the Board for any changes in those regards which it deems appropriate.

     4. Long Term Incentives.

          4.1 Grants of RSU’s. Each year during the Initial Term, at such time as grants are made under the Company’s 2005 Long Term Incentive Compensation Plan ("Plan") and any subsequently adopted long-term incentive compensation plan, Executive shall be entitled to receive a grant of dollar-denominated restricted stock units ("RSUs"), in such amount as determined annually by the Committee, which confer to Executive a contingent right to receive an award of a number of shares of restricted common stock in the Company ("Restricted Stock") at the expiration of a three (3) year performance period established by the Committee. The number of shares of Restricted Stock awarded under each such grant will be based on and subject to the Company meeting applicable performance standards as provided under the agreements or resolutions governing the RSUs. The shares of Restricted Stock which may be awarded to Executive as a result of granted RSUs will initially be unvested and will vest on an annual basis over a period five (5) years subject to Executive's continuing and uninterrupted employment with the Company in accordance with the Plan. In all respects, the Plan and the agreements providing for the grant of RSUs shall control the amount, manner, vesting and all other matters regarding the RSUs. For the year 2008, Executive shall receive a grant of dollar-denominated RSU's of $336,000 under the Company's Plan, inclusive of the grant previously made to Executive prior to the Execution Date for the year 2008.

          4.2 Special Grant of SSAR's. Upon the Execution Date, the Company shall grant Executive 50,000 stock settled appreciation rights ("SSAR's), each of which will give the Executive the right to common stock in the Company equal in value to the appreciation in market price of the Company's common stock from the date of the grant of the SSAR's to the date of the exercise in accordance with the grant. The provisions of such SSAR's, including the provisions for vesting over three years, shall be in accordance with the Company's 2002 Stock Incentive Plan (as amended) and shall have substantially the same terms as the SSAR's previously granted to employees of the Company. Such grant of SSAR's shall be documented in a Grant Agreement, which has been executed by the Company and the Executive simultaneously with the execution of this Agreement.

          4.3 Discretionary Additional Grants. Executive may receive additional grants of incentive compensation in the form of contingent rights to equity in the Company as determined by the Board or the Committee under their discretion, under the terms of the Company's 2002 Stock Incentive Plan as adopted and/or amended by the Company from time to time.

          4.4 Vesting Upon Change in Control. In the event of a Change in Control, all unvested stock options, Restricted Stock, RSU's and SSAR’s (if any) shall immediately become fully vested in accordance with the respective terms of such awards;

     5. Termination of Employment.

          5.1 Termination for Cause. "Termination for Cause", as hereinafter defined, may be effected by the Company at any time during the term of this Agreement by written notification to Executive, specifying in detail the basis for the Termination for Cause.

(a) Upon Termination for Cause, Executive shall immediately be paid (i) all accrued salary, (ii) bonus compensation to the extent earned and payable, (iii) vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the terms of the applicable plan), (iv) any accrued benefits under any plans of the Company in which the Executive is a participant to the full extent of the Executive’s rights pursuant to the provisions of such plans, (v) unused accrued vacation pay for the year in which termination occurs, and (vi) any appropriate business expenses incurred by Executive reimbursable by the Company in accordance with this Agreement, all to the date of termination. (The items described in subparagraphs (i) through (vi) in this Section 5.1(a) are hereafter collectively referred to as "Accrued Compensation".) Upon a Termination for Cause, Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

          (b) "Termination for Cause" shall mean termination by the Company of Executive's employment by the Company by reason of (i) an order of any federal or state regulatory authority having jurisdiction over the Company or any of its Affiliates which has the effect in the opinion of the Board to limit the scope of Executive's duties or otherwise inhibits Executive from performing his duties pursuant to this Agreement, (ii) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive’s physical or mental illness); (c) a breach by Executive of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates; (ii) Executive’s commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud; or (iv) chemical or alcohol dependency which materially and adversely affects Executive's performance of his duties under this Agreement; (v) any act of disloyalty or breach of responsibilities to the Company by the Executive which is intended by the Executive to cause material harm to the Company; (vi) misappropriation (or attempted misappropriation) of any of the Company’s funds or property. If subsequent to Executive’s termination of employment hereunder for other than Cause it is determined in good faith by the Company that Executive’s employment could have been terminated for Cause hereunder, Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

          5.2 Termination Other Than for Cause. Notwithstanding any other provisions of this Agreement, the Company may effect a "Termination Other Than For Cause", as hereinafter defined, at any time upon giving written notice to Executive of such termination.

          (a) Upon any Termination Other Than for Cause, all payments and benefits set forth in this Section 5.2 and Section 6.2 (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), shall be subject to and conditioned upon Executive's compliance with the terms, provisions and conditions contained in this Agreement and shall be subject to and conditioned upon Executive’s execution of a release and waiver of all claims with respect to Executive’s employment against the Company its Affiliates and their respective officers and directors in a form reasonably satisfactory to the Company, other than rights under this Section 5.2 and Section 6.2

          (b) Executive shall within 30 days after such Termination Other Than For Cause be paid all Accrued Compensation, together with Severance Compensation as provided in Section 6.2.

          (c) “Termination Other Than for Cause” shall mean

(i) any termination by the Company of Executive’s employment with the Company other than a Termination for Cause (as defined in Section 5.1), a Termination by Reason of Disability (as defined in Section 5.3), a termination on account of death (as described in Section 5.4), a Voluntary Termination (as defined in Section 5.5) or a Termination Upon a Change of Control (as defined in Section 5.6), or

               (ii) a termination by Executive of Executive’s employment with the Company by reason of a Constructive Termination. As used herein, "Constructive Termination" means the termination of Executive's employment by the Executive by reason of (A) the Company’s material breach of this Agreement. which remains uncured for a period of thirty (30) days following Executive's notice of such breach given to the Company, (B) the assignment of Executive without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the Effective Date, following notice by Executive of his refusal to consent to such position, responsibilities or duties (which must be given within thirty (30) days of such assignment) and the Company's refusal to modify such position or responsibility so that it is no longer of lesser status or degree of responsibility than his position, responsibilities or duties as of the Effective Date (C) the requirement by the Company that Executive's primary residence be based anywhere other than the St. Louis, Missouri metropolitan area, without Executive’s consent,. or (D) the failure of Executive to be reelected to the Board by its stockholders or the failure of the Board to re-nominate him for reelection to the Board without Executive’s consent.

               (iii) any termination of Executive's employment pursuant to this Agreement effectuated by the Company giving a Non-Renewal Notice pursuant to Section 2 for reasons that do not constitute "Cause".

          5.3 Termination by Reason of Disability. If, during the term of this Agreement, the Executive, in the reasonable judgment of the Board of Directors, (i) has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and (ii) such illness or incapacity continues for a period of more than 90 consecutive days, or 90 days during any 180 day period, the Company shall have the right to terminate Executive’s employment hereunder by written notification to Executive ("Termination by Reason of Disability"). Upon such Termination by Reason of Disability, the Company shall pay to Executive all Accrued Compensation (as defined in Section 5.1), but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

          5.4 Death. In the event of Executive's death during the term of this Agreement, Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries as Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

          5.5 Voluntary Termination. As used herein, “Voluntary Termination” means the effectuation of a Non-Renewal Notice by Executive as provided in Section 2 or the termination by Executive of Executive’s employment with the Company or its Affiliates other than by reason of a Constructive Termination (as defined in Section 5.2(c) (ii)), Termination by Reason of Executive’s Disability (as described in Section 5.3), or Termination by Reason of Executive’s Death (as described in subsection 5.4). In the event of a Voluntary Termination, provided that the Executive provides the Company with at least 90 days notice of such termination (which notice and any requirement for service may be waived or shortened by the Company), the Company shall, within 30 days after such termination, pay all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

          5.6 Termination Upon a Change in Control. “Termination Upon a Change in Control” shall mean a Termination Other Than For Cause occurring within three (3) months prior to and in contemplation of a Change of Control, or within one (1) year following a Change in Control. In the event of a Termination Upon a Change in Control, Executive shall be paid all Accrued Compensation. In addition, subject to the conditions set forth in Section 6.1, Executive shall be entitled to Severance Compensation as provided in Section 6.1.

          5.7 Resignation Upon Termination. Effective upon any termination under this Section 5 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all positions then held by him with the Company and all of its Affiliates.

     6. Severance Compensation

          6.1 Termination Upon Change in Control. In the event Executive's employment is terminated in a Termination Upon a Change in Control, Executive shall be paid the following as severance compensation:

(a) For two (2) years following such termination of employment, an amount (payable on the dates specified in subsection 4.1 except as otherwise provided herein) equal to the Base Salary at the rate payable at the time of such termination plus (i) any accrued and unpaid Bonus due Executive under paragraph 4.3 of this Agreement and (ii) an amount equal to the Targeted Bonuses due (based on the Base Salary then in effect) for the year in which such termination of employment occurs (determined as though all requisite targets were fully and completely achieved). Notwithstanding any provision in this paragraph (a) to the contrary, Executive may, in Executive's sole discretion, by delivery of a notice to the Company within 30 days following a Termination Upon a Change in Control, elect to receive from the Company a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Executive pursuant to this paragraph (a). Such present value shall be determined as of the date of delivery of the notice of election by Executive and shall be based on a discount rate equal to the prime rate, as reported in the Wall Street Journal, or similar publication, on the date of delivery of the election notice. If Executive elects to receive a lump sum severance payment, the Company shall make such payment to Executive within 30 days following the date on which Executive notifies the Company of Executive's election.

          (b) In the event that Executive is not otherwise entitled to fully exercise all awards granted to him under any stock option plan maintained by the Company and any such plan does not otherwise provide for acceleration of exerciseability upon the occurrence of the Change in Control described herein, such awards shall become immediately exercisable upon a Change in Control.

          (c) All restricted stock granted to Executive will vest and become transferable.

          (d) Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, including any perquisites provided under this Agreement, through the remainder of the then current Employment Term; provided, however, that the benefits under any such plans of the Company in which Executive is a participant, including any such perquisites, shall cease upon Executive's obtaining other employment. If necessary to provide such benefits to Executive, the Company shall, at its election, either: (i) amend its employee benefit plans to provide the benefits described in this paragraph (c), to the extent that such is permissible under the nondiscrimination requirements and other provisions of the Internal Revenue Code of 1986 (the "Code") and the provisions of Executive Retirement Income Security Act of 1974, or (ii) provide separate benefit arrangements or cash payments so that Executive receives amounts equivalent thereto, net of tax consequences.

          6.2 Termination Other Than for Cause. In the event Executive's employment is terminated in a Termination Other Than for Cause, Executive shall be paid as Severance Compensation (i) his Base Salary, at the rate payable at the time of such termination, for the one year period commencing on the effective date of such termination plus (ii) an amount equal to the Targeted Bonuses due (based on the Base Salary then in effect) for the year in which such termination of employment as though all requisite targets were fully and completely achieved at Target. Notwithstanding any provision in this subsection 6.2 to the contrary, the Company may, in the Company’s sole discretion, by delivery of a notice to Executive within 30 days following a Termination Other Than for Cause, elect to remit to Executive a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Executive pursuant to this subsection 6.2. Such present value shall be determined as of the date of delivery of the notice of election by the Company and shall be based on a discount rate equal to the prime rate, as reported in The Wall Street Journal, on the date of delivery of the election notice. If the Company elects to remit a lump sum severance payment, the Company shall make such payment to Executive within 30 days following the date on which the Company notifies Executive of its election.

          6.3 Termination Upon Any Other Event. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Executive's disability pursuant to subsection 5.5 or termination by reason of Executive's death pursuant to subsection 5.6, Executive or his estate shall not be paid any Severance Compensation.

     7. Confidentiality. Executive agrees to hold in strict confidence all non-public information concerning any matters affecting or relating to the business of the Company and its Affiliates, including without limiting the generality of the foregoing non-public information concerning its manner of operation, business or other plans, data bases, marketing programs, protocols, processes, computer programs, client lists, marketing information and analyses, operating policies or manuals or other data. Executive agrees that he will not, directly or indirectly, use any such information for the benefit of any Person other than the Company or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents and representatives of the Company who need to know such information, who shall be informed by Executive of the confidential nature of such information and directed by Executive to treat such information confidentially. Upon the Company's request, Executive shall return all information furnished to him related to the business of the Company and its Affiliates without retaining any copies in electronic or other form. The above limitations on use and disclosure shall not apply to information which Executive can demonstrate: (a) was known to Executive before receipt thereof from the Company or its Affiliates; (b) is learned by Executive from a third party entitled to disclose it; or (c) becomes known publicly other than through Executive; (c) is disclosed by Executive upon authority of the Board or any committee of the Board; (d) is disclosed pursuant to any legal requirement or (e) is disclosed pursuant to any agreement to which the Company or any of its Subsidiaries or Affiliates is a party. The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of the Company and the Company's goodwill, and that any breach of the terms of this Section 7 shall be a material breach of this Agreement. The terms of this Section 7 shall survive and remain in effect following any termination of this Agreement.

     8. Use of Proprietary Information. Executive recognizes that the Company possesses a proprietary interest in all of the information described in Section 7 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive, his agents or affiliates, during the term of this Agreement, based on or arising out of the information described in Section 7 shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) in the scope of his employment, or involving the use of the Company's or its Affiliate's time, materials or other resources, shall be promptly disclosed to the Company and shall become the exclusive property of the Company.

     9. Restrictive Covenants.

          9.1 Non-Competition. Executive agrees that, during the Employment Term and for a period of one year following any termination of such employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company, or its Affiliates) any Person engaged in the operation, ownership or management of a bank, trust company, wealth management or financial services business within the Metropolitan Statistical Areas of St. Louis, Kansas City or any other city in which the Company or any of its Affiliates has an office at the time of such termination. Notwithstanding the foregoing, the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

          9.2 Non-Solicitation of Employees. During the period of actual employment and, in addition, the period, if any, during which Executive shall be entitled to severance compensation pursuant to Section 6 (notwithstanding an election by Executive to receive a lump sum severance payment for such period), Executive shall not, except on behalf of or with the prior written consent of the Company, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Company or any of its Affiliates to leave such employ, or employ any such person in any business similar to or in competition with that of the Company.

Executive hereby acknowledges and agrees that the provisions set forth in this subsection 9.2 constitute a reasonable restriction on his ability to compete with the Company.

          9.3 Non-Solicitation of Protected Customers.

(a) As used herein, "Protected Customer" means (i) any Person or its/his/her Affiliate for whom the Company or any of its Affiliates has provided wealth management, investment, banking, trust, insurance or other financial services during a period of one (1) year prior to the termination of Executive's employment with the Company and its Affiliates or (ii) any Person or its/his/her Affiliate whom the Company or or any of its Affiliates had made a proposal to provide wealth management, investment, banking, trust, insurance or other financial services at anytime within six (6) months preceding the termination of Executive's employment with the Company and its Affiliates.

          (b) As used herein, "Non-Solicitation Period" means the period of Executive's employment by the Company or its Affiliates and a period of two (2) years following the date of such termination of Executive's employment with the Company and/or its Affiliates.

          (c) During the Non-Solicitation Period, Executive shall not, directly or indirectly, whether alone or in association, or combination with any other Person, or as an officer, director, shareholder, member, manager, employee, agent, independent contractor, consultant, advisor, joint-venturer, partner or otherwise, and whether or not for pecuniary benefit:

               (i) solicit, take away, attempt to take away, divert, or attempt to divert any Protected Customer from the Company or its Affiliates; or

               (ii) induce, attempt to induce or aid any Person in inducing any Protected

Customer to cease doing business with the Company or any of its Affiliates, or in any way interfere with the relationship between any Protected Customer and the Company or any or its Affiliates.

          (d) During the Non-Solicitation Period, Executive shall not be employed by or act as a consultant for any Person which directly, or through any of its Affiliates, solicits, takes away, attempts to take away, diverts, or attempts to divert any Protected Customer from the Company or any of its Affiliates. Before Executive becomes employed by or becomes a consultant for a Person during a Non-Solicitation Period, Executive shall inform such Person of the provisions of this Section 9.2 and shall cause such Person to sign a document acknowledging this provision and agreeing with the Company, on behalf of itself and its Affiliates, to abide to the terms of such obligation to not solicit, take away, attempt to take away divert or attempt to divert any Protected Customer, and deliver such document to the Company.

          9.3 Saving Provision. The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.

          9.4 Equitable Relief. Executive acknowledges that the extent of damages to the Company from a breach of Sections 7, 8 and 9 of this Agreement would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be an adequate remedy at law for such a breach. Therefore, Executive specifically agrees that the Company is entitled to injunctive or other equitable relief (without any requirement to post any bond or other security) from a breach of Sections 7, 8 and 9 of this Agreement, and hereby waives and covenants not to assert against a prayer for such relief that there exists an adequate remedy at law, in monetary damages or otherwise.

     10. Assignment. This Agreement shall not be assignable by Executive and shall not be assignable by the Company except by operation of law or to a successor entity acquiring all or substantially all the Company’s business or assets. No such assignment shall affect any determination of whether such assignment involves a Change of Control for purposes of this Agreement. In the event of any assignment permitted hereby, the duties and responsibilities of Executive performed for the assignee shall not, without the written consent of Executive, be materially increased, altered or diminished in a manner inconsistent with Executive’s duties and responsibilities hereunder for the Company.

     11. Indemnification. The Company shall indemnify the Executive to the full extent provided for in the Bylaws of the Company, and no amendment of such Bylaws shall diminish the Company's obligation to indemnify the Executive pursuant to this Agreement.

     12. Entire Agreement. This Agreement and any agreements entered into after the date hereof under any of the Company’s benefit plans or compensation programs as described in Section 4 contain the complete agreement concerning the employment arrangement between the parties, including without limitation severance or termination pay, and shall, as of the Effective Date, supersede all other agreements or arrangements between the parties with regard to the subject matter hereof.

     13. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The obligations of the Company under this Agreement shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to the Company. This Agreement shall not be terminated by reason of any merger, consolidation or reorganization of the Company, but shall be binding upon and inure to the benefit of the surviving or resulting entity.

     14. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless authorized by the Board and reduced to in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties thereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

     15. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

     16. Manner of Giving Notice. All notices, requests and demands to or upon the respective parties hereto shall be sent by hand, certified mail, overnight air courier service, in each case with all applicable charges paid or otherwise provided for, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto:

To Company:		To Executive at his current
Enterprise Financial Services Corp		residential address on file with
150 North Meramec		the Company.
Clayton, Missouri 63105
Attention:	Chairman of the Board
and Corporate Secretary

     Such notices, requests and demands shall be deemed to have been given or made on the date of delivery if delivered by hand or by telecopy and on the next following date if sent by mail or by air courier service.

     17. Remedies. In the event of a breach of this Agreement, the non-breaching party shall be entitled to such legal and equitable relief as may be provided by law, and shall further be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing the non-breaching party's rights hereunder.

     18. Headings. The headings have been inserted for convenience only and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

     19. Choice of Law. It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, under and pursuant to the laws of the State of Missouri without regard to the jurisdiction in which any action or special proceeding may be instituted.

     20. Taxes. Any payments or other remuneration provided by the Company to Executive in connection with this Agreement or Executive's employment by the Company or its Affiliates shall be subject to reduction, reimbursement or payment to the Company by the Executive, for any amount of applicable federal, state or local taxes, including but not limited to income, employment and social insurance taxes, unemployment taxes, medical insurance taxes, and any other withholdings required by law or authorized by Executive.

     21. Voluntary Agreement; No Conflicts. Executive hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, that he has no obligation to any other person or entity that would affect or conflict with any of Executive’s obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive’s employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound. The Company will not request or require, and Executive agrees not to use, in the course of Executive’s employment with the Company, any information obtained in Executive’s employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body.

     22. 409A. In the event that it is reasonably determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1985 as amended and any related regulations or other pronouncements thereunder (the Deferred Compensation Tax Rules"), remuneration that Executive is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms hereof without causing the Executive to be subject to tax under the Deferred Compensation Tax Rules, the Company may, in lieu of providing such remuneration when otherwise due under this Agreement, instead provide such remuneration within ten (10) days following the first day on which such provision would not result in Executive incurring any tax liability under the Deferred Compensation Tax Rules. Notwithstanding the provisions of this Section 22, the Company has no responsibility or obligation to Executive with respect to any tax that may be incurred by Executive pursuant to Deferred Compensation Tax Rules.

     23. Certain Definitions. As used herein, the following definitions shall apply:

          "Affiliate” with respect to any person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

          "Change in Control" shall mean any of the following occurrences, and shall be deemed to occur the date on which any of the following has occurred:

           (i) any Person or group (other than the Company or any of its Affiliates, a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or any one or more of the Company's directors as of the Effective Date of this Agreement) becomes the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company's then-outstanding securities (the “Company Outstanding Voting Securities”);

           (b) any Person (other than the Company or any of its Affiliates, or a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company) becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of Enterprise Bank and Trust Company ("ETC") entitled to vote generally in the election of directors of the Board of Directors of ETC;

           (c) consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (i) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination, (ii) no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board of Directors of the company resulting from the Business Combination are Continuing Directors (as hereinafter defined) at the time of the execution of the definitive agreement, or the action of the Board, providing for such Business Combination;

            (d) consummation of the sale, other than in the ordinary course of business, of more than 50% of the combined assets of the Company and its Subsidiaries or more than 50% of the assets of ETC in a transaction or series of related transactions during the course of any twelve-month period; or

            (e) the date on which Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Board of Directors of the Company.

     As used in definition of Change of Control, the definitions of the terms “beneficial owner” and “group” shall have the meanings ascribed to those terms in Rule 13(d)(3) under the Securities Exchange Act of 1934. As used herein, the term “Continuing Directors” shall mean, as of any date of determination, (i) any member of the Board of Directors on the Effective Date of this Agreement, (ii) any person who has been a member of the Board of Directors for the two years immediately preceding such date of determination, or (iii) any person who was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (A) a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election or (B) at least four Continuing Directors but excluding, for purposes of this clause (iii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board of Directors of the Company

          “Control” With respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          "Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity, or any "group" within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions.

          “Subsidiary” With respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/ Frank H. Sanfilippo

Title:	Executive Vice President

EXECUTIVE:

/s/ Peter F. Benoist
Peter F. Benoist